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The following is a transcript of the conference call held by Tenneco Inc. (the “Company”) on April 27, 2018 to discuss the Company’s results of operations for the first quarter 2018, as well as other matters that may impact the Company’s outlook.

Q1 2018 Tenneco Inc Earnings Call

LAKE FOREST Apr 27, 2018 (Thomson StreetEvents) — Edited Transcript of Tenneco Inc earnings conference call or presentation

Friday, April 27, 2018 at 12:30:00pm GMT

CORPORATE PARTICIPANTS

Brian J. Kesseler, Tenneco Inc.—CEO & Director

Jason M. Hollar, Tenneco Inc.—SVP of Finance

Kenneth R. Trammell, Tenneco Inc.—Executive VP & CFO

Linae Golla, Tenneco Inc.—VP of IR

CONFERENCE CALL PARTICIPANTS WHO ASKED QUESTIONS

Armintas Sinkevicius, Morgan Stanley, Research Division—Associate

Brian C. Sponheimer, G. Research, LLC—Research Analyst

Colin Langan, UBS Investment Bank, Research Division—Director in the General Industrials Group and Analyst

David J. Tamberrino, Goldman Sachs Group Inc., Research Division—Equity Analyst

John Sykes

Joseph Robert Spak, RBC Capital Markets, LLC, Research Division—Analyst

Richard Michael Kwas, Wells Fargo Securities, LLC, Research Division—MD & Senior Equity Research Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Tenneco Inc. First Quarter 2018 Earnings Conference Call. (Operator Instructions) Please note, this event is being recorded. At this time, I would like to hand the conference over to Linae Golla, Vice President of Investor Relations. Please go ahead.

Linae Golla, Tenneco Inc.—VP of IR

Thank you. Good morning. This morning, we released our first quarter earnings and related financial information. On our call today to take you through the results are Brian Kesseler, Chief Executive Officer; Ken Trammell, Chief Financial Officer; and Jason Hollar, Senior Vice President, Finance.

The slides related to our prepared comments are available on the Investors section of our website. After our comments, we will open up the call for questions.

Before we begin, please be aware that our discussion today will include information on non-GAAP financial measures, all of which are reconciled with GAAP measures in our press release attachments. The earnings release and attachments are available on our website.

Additionally, some of our comments will include forward-looking statements. Please keep in mind that our actual results could differ materially from those projected in any of our forward-looking statements.

And with that, I will turn the call over to Brian.

Brian J. Kesseler, Tenneco Inc.—CEO & Director

Thanks, Linae. Good morning, and thanks for joining our call.

Before I get into our first quarter results, I want to mention our change in reporting segments to Clean Air, Ride Performance and in Aftermarket segment, which includes both Ride Performance and Clean Air Aftermarket results.

We structure our operations along product lines and recently made changes to include a global aftermarket organization, so these segments align with our current management structure.

In addition, after our acquisition of Federal-Mogul, these reporting segments will help facilitate the separation into 2 new companies since one will combine Aftermarket and Ride Performance and the other will be powertrain-focused.

Turning now to the first quarter highlights on Slide 6. Once again, we outpaced industry production by delivering strong organic revenue growth. Revenue was a first quarter record, up 6% in constant currency and up 4% on a value-add basis. Advanced suspension technologies drove growth in Ride Performance and double-digit growth in commercial truck and off-highway revenue fueled both Clean Air and Ride Performance gains.

We also delivered first quarter records for adjusted EBITDA, EBIT, net income and earnings per share, all on the strength of top line growth that included higher revenue in all OE end-market applications.

Finally, after the first quarter — although the first quarter is seasonally a quarter of great cash use, we improved on our cash flow performance by $31 million versus last year. We also continued returns to shareholders by paying $13 million in dividends in the quarter.

Taking a closer look at revenue on Slide 7. Value-add revenue was up 4%, outpacing industry production by 5 percentage points, with gains in Clean Air and Ride Performance. The global aftermarket was down 3% due to a couple major retail customers in North America realigning their inventory positions and a very strong fourth quarter sales in Europe that affected buying levels in the first quarter.

Our balanced portfolio, including the end-market applications, continued to work in our favor with strong revenue growth in light vehicle, commercial truck and off-highway. For the quarter, you can see the contributions to value-add revenue by product application, and we expect this portfolio diversification to continue.

Turning to earnings on Slide 8. Adjusted EBIT was even with last year, driven by higher light vehicle and CTOH revenues and stronger incremental margins on Clean Air revenue. These positive drivers were countered by 3 items in the quarter.

First, as we discussed at the beginning of the year, higher tariff-driven steel cost, from last year, had an impact on this quarter’s margins. As expected, we’re making progress on recovery mechanisms, so the impact was less than previous quarters. And we expect that improvement trend to continue through the end of the year.

Second, we had higher Ride Performance costs related to relocating our production for a major truck program launch and ramp-up in the second half of this year. As we said last quarter, these planned investments improve our competitiveness and position Tenneco to capture future opportunities.

Third, despite double-digit aftermarket growth in China, India and South America, the lower overall global aftermarket sales had a 30 basis point margin impact.

Before I turn the call over to Jason, I want to thank our global team for the work they do everyday to meet our customers’ expectations and execute on our growth and improvement plans. While there is a lot of excitement about Tenneco’s future with the Federal-Mogul acquisition and eventual split into 2 new purpose-built organizations, I’m proud of the team’s unwavering focus on our 2018 plan and determination to deliver on the goals we set for this year. With that, I’ll turn the call over to Jason.

Jason M. Hollar, Tenneco Inc.—SVP of Finance

Thanks, Brian. As we review the segment results, a reminder that the revenue numbers are all value-add, with year-over-year performance calculated in constant currency.

Beginning with Clean Air results on Slide 9, revenue was up 3% in the quarter. Some highlights for the quarter include: being selected by General Motors as the supplier for the year for Clean Air products; receiving John Deere’s New Product Development award for the launch of the new aftertreatment system in India; and winning 5 new hybrid programs, representing $21 million in annual revenue.

Looking, first, at commercial truck and off-highway. We had strong revenue growth in all 3 geographic regions driven by a combination of higher volumes, new program launches and regulatory-driven content growth. Higher volumes on Tier 4 Final off- highway systems for Caterpillar and John Deere contributed to revenue gains in Americas. The ramp-up of recently launched programs with Daimler, Deutz and MAN and stronger volumes for Caterpillar and John Deere in Europe drove higher revenues for EMEA. New content and programs to meet the Bharat Stage IV regulations in India as well as higher volumes on existing off- highway platforms for Kubota and Japan drove Asia Pacific revenue growth.

Clean Air light vehicle revenues were down slightly versus last year, reflecting lower industry production in our largest geographic region. In North America, industry production was down 3% year-over-year. Our revenues with several customers were lower due to the launch timing and ramp-up in models, including the new Ford F-150 Diesel and VW Jetta and Tiguan as well as the changeover GM on the Equinox and [train] SUV platform.

70 vehicle revenue in EMEA improved 5%, outpacing flat industry production versus last year. Higher volumes on the VW Golf, Daimler A- and B-Class, BMW X1 and the new Range Rover and Discovery models drove revenue growth in the quarter.

In Asia Pacific region, our China revenue increased 2% against an overall 3% decline in industry production. This outperformance was driven mainly by higher volumes on current programs with SGM, SVW and Daimler. India revenue was also higher in the quarter, but the overall Asia Pacific region results were down slightly, reflecting the impact of OE industry production ending last year in Australia.

Clean Air adjusted EBIT increased 17% to $120 million in the quarter, and adjusted EBIT margin was 10.9%. These results were driven by higher volumes and incremental content on CTOH programs and reflect ongoing actions to improve profitability, including solid margin performance in all regions with continued progress on alloy recoveries in China.

For some time now, we have talked about how hybridization is creating Clean Air content growth opportunities. If you include the Slide 10 as an example of a typical light vehicle application, the majority of production growth in electrified powertrains is in hybrids. These powertrains are projected to grow at a 32% CAGR through 2025.

Furthermore, Euro 6 hybrid value-add content per vehicle is expected to increase 30% to 40%, which is similar to ICE content growth. In addition, plug-in hybrids offer incremental content opportunities due to the unique packaging requirements. A significant amount of underbody space and plug-in hybrids is devoted to battery packs, which requires a more highly engineered emissions control system with more value-add content to comply with emissions regulations as well as customer requirements for engine performance and acoustics. And remember, it doesn’t matter whether the engine is running 1% of the time or 99% of the time. It has to meet the regulations, so it must have the added content.

Both ICE and hybrid systems are driving our Clean Air growth, and you can see a number of our hybrid program wins listed here.

Now turning to Ride Performance on Slide 11. Revenue in the quarter was up 13%. First quarter highlights from Ride Performance include: 5 intelligent suspension program wins in the quarter, representing $85 million in annual revenue; continued growth in recently launched NVH content for a battery electric vehicle; and a second General Motors Supplier of the Year award, this one for our elastomer business.

Consistent with last quarter, our light vehicle revenue growth outpaced overall production growth in each of our 3 geographic regions, driven by new platforms, stronger volumes, intelligent suspension content gains and higher NVH revenue.

In the Americas, we outperformed the market again this quarter, with growth driven mainly by a higher revenue on new programs with VW and FCA and NVH content on the new battery electric vehicle. EMEA has delivered a very strong quarter, with higher revenue on new platforms with Land Rover, Ford and PSA and intelligent suspension content growth mainly with VW.

We also continue to grow in Asia Pacific as we outpace production in China and India, with current programs and recently launched business with FCA and VW. CTOH revenue increased by double digits again this quarter, supported by growth with PACCAR, Hendrickson and Daimler in the Americas as well as volume strength in South America. Year-over-year revenue growth in EMEA was driven by higher volumes with Volvo Truck, PACCAR and Daimler. Ride Performance adjusted EBIT was $22 million, and EBIT margin was 4.3%.

While margin results this quarter reflect strong top line growth, they are mainly driven by the items Brian just mentioned: the continuing tariff-driven steel cost increases for both North America and Europe; and in North America, costs related to the production relocation and launch preparation of a major truck platform in the second half of the year.

As a reminder, the new reporting segments — with the new reporting segments, the Aftermarket results are no longer included in Clean Air and Ride Performance. The Aftermarket results for the quarter on Slide 12.

Aftermarket revenue for the quarter was down 3% versus last year. During the quarter, we continued to expand our product coverage in mature markets and invest in future growth, including: expanding market coverage in North America with 85 new Monroe shock and strut part numbers; and 156 new Walker emission control part numbers; and in China, boosting our market presence by roughly 10% during the quarter, adding 16 new distributor customers and 149 new Monroe installers.

In North America, revenue accelerated with wholesalers in the quarter. However, our total revenue was lower due to a couple of major retail customers realigning their inventory positions. However, South America Aftermarket revenue was up year-over-year on improving economic conditions. EMEA revenues were slightly lower versus last year, mainly due to timing as strong fourth quarter buying impacted order rates in the first quarter. We continue to see solid growth in Asia Pacific Aftermarket revenue as we begin to see results from the investments we’re making to build our brands and distribution networks in China and India. Aftermarket adjusted EBIT was $37 million and EBIT margin was 12.1%. Earnings were driven mainly by lower revenues in North America and EMEA.

With that, I’ll turn the call over to Ken

Kenneth R. Trammell, Tenneco Inc.—Executive VP & CFO

Thanks, Jason. On Slide 13, I’ll start with the adjustments affecting year-over-year comparability. We incurred costs related to the acquisition of $13 million in the quarter. In addition, we recorded restructuring and related expense of $12 million, including costs related to the accelerated move of our Beijing Ride Performance plan. We expect to complete the transition into the new facility by the end of 2018.

Lastly, we recorded a charge of $5 million related to a warranty issue in North America. Turning to Slide 14. Before adjustments, first quarter tax expense was $31 million for an effective tax rate of 24% in the quarter. That’s at the midpoint of our full year effective tax rate guidance of 23% to 25%.

Cash tax payments in the quarter were $25 million. And for the full year, we still expect cash tax payments in the range of $105 million to $125 million.

Now turning to cash flow on Slide 15. We had relatively strong cash flow performance in the first quarter, with cash from operations improving by $31 million compared to last year. I want to point out that the operating cash flow is presented differently this year, in accordance with an FASB interpretation. $34 million of receivable collections are reported in investing cash flow, and the comparable number in 2017 of $22 million has been reclassified to investing as well.

Including these receivable collections, our operating cash flow would have improved by $43 million year-over-year. Capital expenditures for the quarter were $80 million, and we still expect full year CapEx in the range of $380 million to $410 million.

And as Brian said, we paid a $0.25 dividend to shareholders this quarter totaling $13 million. Moving to Slide 16. At quarter end, net debt was $1,194,000,000, and that’s about even with last year. Interest expense was $20 million. That’s up from last year, primarily due to higher interest rates on our floating rate debt. We continue to expect full year interest expense in the range of $75 million to $80 million. Our leverage ratio was 1.4x, even with the ratio a year ago.

And with that, let me turn the call back to Brian.

Brian J. Kesseler, Tenneco Inc.—CEO & Director

Thanks, Ken. Turning now to Slide 17 and our outlook for the second quarter. We expect revenue growth of 13%, or 8% in constant currency. That growth will outpace forecasted global light vehicle industry production by 3%. We expect Clean Air to outpace industry by about 3%, with pass-through revenue expected to increase at about the same rate as it did from first to second quarter last year.

We anticipate Ride Performance revenue growth will outpace the industry by 9% and the global aftermarket is expected to be roughly flat with last year.

Regarding our margins in the second quarter. We expect sequential margin improvement from the first quarter similar to the cadence from first to second quarter last year. Today, we are also reaffirming our full year 2018 revenue outlook, with organic growth of 5% in constant currency outpacing forecasted industry production by 3%. Our outpace moderates in the second half of this year, primarily due to the year-over-year comparison with last year’s strong CTOH revenues.

At the same time, we continue to build for the future with investments in advanced suspension technologies, new program launches, our position in the China aftermarket and a dedicated team in new products for the commercial truck and off-highway markets. With these investments and our anticipated revenue growth, we continue to expect margins for full year 2018 to remain roughly in line with last year.

Turning now to a brief recap of our Federal-Mogul announcement 2 weeks ago beginning on Slide 19. Through this transformational acquisition and ultimate separation, we will create 2 focused, purpose-built industry leaders in their respective markets. This unique strategic combination creates 2 strong businesses with greater scale and each with the strategic and financial flexibility to drive long-term value creation.

Looking first at the Aftermarket & Ride Performance company on Slide 20. It will be one of the world’s leading, multiline aftermarket companies with many of the most well-known premier brands in the industry, including Fel-Pro, Monroe, MOOG, Wagner and Walker. And behind those brands, are multiple product lines, broad coverage and strong distribution channels.

These strengths and the company’s enhanced channel development will elevate go-to-market capabilities in established markets while concurrently putting in an outstanding position to capture the explosive growth in the China aftermarket, which is expected to be the world’s largest by 2025.

On Slide 21, you can see the complete around the wheel offering these 2 strong businesses create. The OE side of the business will have more major components of the suspension and braking architectures. It will have a portfolio of braking, steering and advanced suspension technologies that set a strong foundation for meeting changing performance requirements for ride comfort and safety. This foundation of capabilities will drive innovations that ultimately, reinvent the ride of the future with new solutions for capturing growth from electrification, autonomous driving and ride differentiation trends.

Switching gears. On Slide 22. The powertrain technology company will be one of the largest pure-play powertrain suppliers globally with a complementary portfolio that creates a unique, competitive position. Tenneco Clean Air and Federal-Mogul Powertrain are an excellent fit strategically, as the combined product offering will address both criteria pollutants and greenhouse gases.

As it is now well established in the industry, criteria pollutants must be managed by optimizing both in-cylinder combustion processes and the aftertreatment. The combined company will have the capabilities and expertise to address both, offering customers more options in how to efficiently improve fuel economy and meet criteria pollutants regulations.

Customers will benefit from system capabilities that enable powertrain efficiency at a lower total system cost.

Before we open the call for questions, we thought it would be helpful to answer some of the frequently asked questions from our investor meetings over the past 2 weeks on Slides 23 and 24. But first, I’ll hand over to Jason.

Jason M. Hollar, Tenneco Inc.—SVP of Finance

We’ve had a number of questions about the integration process and synergy potential of this transaction. We’re off to a strong start with a dedicated integration team already in place. The integration management office will oversee the process with the key functional leads already identified in each business. The team is tasked with the work required to eventually reduce 3 corporate structures to 2 when we separate the combined Tenneco and Federal-Mogul businesses into 2 stand-alone independent companies. A lot of work is underway. And I would note that around 80% to 85% of employees are unaffected by this transaction, primarily those in manufacturing and application engineering, due to the complementary nature of the product lines.

We anticipate achieving at least $200 million in earnings synergies and expect to be at a 75% run rate by the end of 12 months after closing. We are also working on additional opportunities, including revenue and manufacturing best practice sharing synergies that are achievable more in the midterm in the process.

In the aftermarket and ride performance company, we expect to achieve run rate synergies of $115 million, which will come through a combination of SG&A and supply chain synergies. The estimated cost to achieve these is around $80 million. For the powertrain technology business, we expect run rate synergies of $85 million. That will also come from SG&A and supply chain synergies with a cost of about $70 million to achieve.

Kenneth R. Trammell, Tenneco Inc.—Executive VP & CFO

We’ve also had a number of questions about the leverage with this transaction. First, there is significant synergy potential, including at least $250 million in onetime working capital synergies, which would go to reduce debt levels.

Second, when we look at Tenneco’s free cash flow conversion over the last 3 years, excluding antitrust payments, it’s averaged about 70%. I think it’s important to point out that during this period, we made investments that resulted in revenue growth that doubled underlying industry production.

Also, keep in mind that we used $607 million of free cash flow to buy back shares over the last 3 years. We’re comfortable with our ability to generate cash flow, and we expect to use our free cash flow going forward to quickly reduce the leverage.

Brian J. Kesseler, Tenneco Inc.—CEO & Director

And finally, we continue to get questions on electrification and if anything changes due to this transaction. First, the aftermarket and ride performance company will be powertrain agnostic and positioned to capture new content opportunities as powertrains evolve. The powertrain technology company will also continue to have opportunities with electrification, particularly with hybrid growth leading electrification at least through 2030. As we said earlier, we are winning new hybrid programs, and Federal-Mogul is doing the same, having already booked new business with a recently acquired innovative hybrid technology.

By bringing these technologies and capabilities together, the new company will have cylinder content to improve fuel efficiency, aftertreatment content to meet regulations and the hybrid packaging requirements that are available from plug-in hybrids. It also will have the ability to optimize combustion and aftertreatment to reduce system cost.

Finally, the new powertrain company’s portfolio will be diversified across end applications with roughly 25% of its revenue expected to be from commercial truck off-highway and industrial customers. This diversification, coupled with hybrid content growth, will put the new company in a strong position to capitalize on industry trends.

In closing, I believe the Tenneco team is focused and aligned around our strategies, and they guide our work every day. We see the results of our growth plans, and we’re working hard and working smart to improve profitability across the business. We see an exciting future ahead as we begin the integration work that will lay the foundation for the launch of 2 new industry-leading companies.

With that, we’ll take your questions.

QUESTIONS AND ANSWERS

Answer – Operator: (Operator Instructions) And your first question will be from David Tamberrino of Goldman Sachs.

Analyst: David J. Tamberrino, Goldman Sachs Group Inc., Research Division—Equity Analyst

Question – David J. Tamberrino: Just the first one. As I think about your organic revenue guidance, I know you’re talking about seeing some tail-off in the back half of the year. But it’s been pretty strong so far for the first and second — for the first quarter, excuse me, and at least some of the underlying demand trends that we’ve been seeing should continue to push higher commercial truck and your off-highway end markets further. So just — is it an element of abundance of caution just because your organic growth looks strong in the first quarter and the second quarter guide as well?

Answer – Brian J. Kesseler: I think, overall, David, the comps versus in the second half of the year are — it was a good CTOH [probe] last year. We had some good launches that came in, in that third quarter, just particularly in Europe. And so it’s very balanced what we hear in the marketplace, plus what we hear from our customers. And with the CTOH comp in that second half, we see that kind of equally now going forward. We’ve got some transitions that happen in the light vehicle due to launches that ramp down and ramp up as they’re replaced. So that’s why we see that second half kind of moderating a bit.

Question – David J. Tamberrino: Got it. And then can you give us an update on where you are from the steel and commodity headwinds? It looks like it again impacted the quarter. The guidance calls for a flat margins for the entire year, but it looks like there’s a nice ramp implied towards the back half. Is there incremental recoveries coming? What are you seeing that’s giving you the confidence that they shouldn’t be — continue to be a headwind throughout the remainder of the year? And then what is your kind of updated guidance for the full year headwind from commodities?

Answer – Brian J. Kesseler: Yes, so similar — very similar to what we talked about at the beginning of the year. We saw headwinds about 1/2 of what we saw last year, so in the $20 million range. We still see that. We’ve locked in about 85% of our steel buy for the year. And so we still got some 15% running through what we’re seeing in the overall steel marketplace. From a recovery standpoint, we’re making the progress as we expected. We mentioned we’d be about 50% kind of indexed or agreed through this year. Actually, we’ve got about 2 customers left between North America and Europe that once we get negotiations completed with them, we will be in a very reasonable range, not 100%, but close enough to be managed year-to-year. So I think we’re making the right progress. We’ll start lapping some of that year-over-year increase in the second half of the year. The other thing that will start from a margin standpoint, the launch costs we’re incurring for this relocation of a major truck platform. Our relocation, from a production standpoint, starts launching in the second half of the year also and ramps through the year.

Question – David J. Tamberrino: Okay. And just lastly, if I may. On the synergies that you’ve outlined for the proposed transaction, is there upside to that level? Obviously, the businesses have to be put together, and then you might have an opportunity to identify some. But just trying to understand the level of conservatism you may have baked into those figures.

Answer – Brian J. Kesseler: Yes, we — well, we put in the $200 million in earnings synergies and the $250 million in working capital synergies. These are things that we’re very confident in delivering in that 24-month time frame and getting them into the run rate on the earnings side at about a 75% run rate 12 months after close. As Jason mentioned kind of in the commentary, we’re now actively looking at additional synergy potential, primarily through revenue synergies that we really didn’t include inside the initial (inaudible) that we communicated and also manufacturing best practice sharing that we think also will generate some opportunities. And those would come more in the midterm of the process and potentially long term. So we’re still unpacking as we continue to work it. We’ll make sure we’re as cost competitive as possible, of course.

Answer – Operator: The next question will be from Rich Kwas of Wells Fargo Securities.

Analyst: Richard Michael Kwas, Wells Fargo Securities, LLC, Research Division—MD & Senior Equity Research Analyst

Question – Richard Michael Kwas: On aftermarket, so down 3%. What’s the trajectory as we think over the course of the year? Is the inventory adjustments largely complete at this point? Or are they complete at this point? And when you look at China, the — any meaningful contribution over the course of this year in general?

Answer – Brian J. Kesseler: Yes, let me grab the aftermarket one. As we kind of tail or 2 — 2 stories here in North America. Our wholesale distribution channel seems to be holding up pretty well and making gains really as this — the couple retailers in North America that are adjusting, one of which we thought would have gotten fully adjusted already, but we saw it’s still over in the first quarter. As we mentioned, the overall aftermarket we see being flattish in the — in Q2 going forward. From a China perspective, good growth. You can see — we mentioned 10% market presence growth from a distributor and installer perspective, but that market will really start materializing meaningfully in the beginning of the 2020 decade going forward. Now remember, we’re also pretty much taking all of the money that we’re generating there and putting it back into distribution, brands, product coverage, all that. So from a margin perspective, we won’t see contribution from there for a while. But from a revenue and the margins we are getting, before we reinvest it back, we’re satisfied with it.

Question – Richard Michael Kwas: Brian, on that coverage comment, what’s the current coverage in China? And I assume it’s not huge, but is there a percentage or — for the coverage?

Answer – Brian J. Kesseler: We’re in between 70% and 75% now, but by the end of ‘19, we expect to be at 90 plus.

Question – Richard Michael Kwas: Okay. All right. So a lot of the heavy lifting here is happening over the next year or so or 18 months?

Answer – Brian J. Kesseler: Yes.

Question – Richard Michael Kwas: And then just a bigger-picture question. Once the deal’s closed with Federal-Mogul, separations made, in between here, between now and then, are you able to bid on programs as a consolidated system and go to market to customers with combined systems? It would seem to me that you probably can’t do that for the interim, for the next year or so until the deal closes? But what’s the process? How should we think about this in terms of the content opportunities and when that would start to really emerge?

Answer – Brian J. Kesseler: Well, actually, once we close, which we’re expecting second half of this year, we can go to market right away. And we’ll be operating the business in that manner. It will have the Motorparts, Federal-Mogul portion combined with our Ride Performance and Aftermarket portion of Tenneco, we’ll be going to market right away on that. That’s a lot of the work we’re doing right now from a strategic standpoint as where we’re going to line up from a go-to-market on the aftermarket and projects. We’re already — we can do some project investigations on opportunities in between our powertrain businesses. But we’re, call it, 6 to 8 months away from being able to get out in front of the customer base.

Question – Richard Michael Kwas: So is the way to think about this from a program timing standpoint is ‘22 time frame is when you would start to see programs going to production on a system basis, combined basis? Is that kind of the right time frame we should think about it?

Answer – Brian J. Kesseler: I think that’s about right for brand-new programs. ‘19 is usually — would be where the awards are being made for ‘21, ‘22 launch. However, we do believe there’s opportunities midcycle for some VA VE and/or repositioning if it helps our customers from a fuel efficiency or aftertreatment system cost perspective. We’re uncovering more and more opportunities from a lower overall system cost. So we might be able to be in between there, probably nothing meaningful from a revenue gain, but more of opportunity for both the customer and the combined company to benefit.

Answer – Operator: The next question will be from Colin Langan of UBS.

Analyst: Colin Langan, UBS Investment Bank, Research Division—Director in the General Industrials Group and Analyst

Question – Colin Langan: On the Federal-Mogul deal, one of the questions I’ve gotten is Federal-Mogul’s growth rate, at least from history, is a bit lower. Any color there because you, I think, in the initial presentation, you said it would be similar to your overall growth rate? Is there a reason why it’s so low? And then also in particular, I think there’s questions on whether the iconic structure (inaudible) the complex and maybe that creates an opportunity in aftermarket. Is there’s less of a competitor complex there? Any color there?

Answer – Brian J. Kesseler: Let me carve that in 2. On the OE side, in the powertrain, Federal-Mogul powertrain and our Clean Air, we’ve always talked about kind of that 2%, 3%, 4% outpace growth. And from what we see from secured programs from the powertrain side and Federal-Mogul, they’re the same ZIP code as we are looking out over the next 3 years. Same thing from a Ride Performance side, from a chassis side. They’re making really strong gains on brakes in the OE side, primarily in Asia, as they get growth there. From an aftermarket side, there’s definitely a perceived channel conflict there. And we think that’s maybe an opportunity as we bring more product lines and more brands to bring more value to both the wholesale channel and the retail channel in aftermarket in position. Remember, one of the big opportunities we have is optimizing the entire distribution network to serve faster and to serve at a lower cost.

Question – Colin Langan: Got it. On Slide 10, I just want to make sure I understand it. The $35 to $45 in content, is that value added content? I thought in the past, you’d indicated like Euro 6d would be at more like $70 or something in that range. Measure with.

Answer – Brian J. Kesseler: That’s all value-add content.

Question – Colin Langan: Okay. So if you’re like $70 all in, the value add would be the piece you show there.

Answer – Brian J. Kesseler: I want to make sure I’m understanding the question, Colin. So take that 2015 baseline up in the upper right-hand part of the graph. So value — all in value-add content, high-end — hot end and cold end, between $110, $120 in 2015. And then you can see it moving on those 5-year increments, in that 2020 projection of about $155 to $165 of content.

Question – Colin Langan: Got it. Okay. Because I think in the past, you’ve talked about $70-type of content. But I think that.

Answer – Brian J. Kesseler: That might have just been — I think that might have just been one of the, either the hot end or the cold end that might have been discussed at that point in time.

Answer – Kenneth R. Trammell: And probably total revenue, probably included the value-add — included the nonvalue-add platinum metals content, which is one of the opportunities that we have, obviously, with this acquisition in the combination with powertrain.

Answer – Brian J. Kesseler: Yes, Colin, I think what you might be referring to is the EPS — EPA estimate.

Question – Colin Langan: Yes. You’ve said in the past it’s similar to the Euro. That’s why (inaudible) benchmark.

Answer – Brian J. Kesseler: Yes, that was kind of overall including ICE. This is very specific to the hybrids.

Answer – Kenneth R. Trammell: Yes, and that was obviously total content. That was the estimate by the EPA and what it would take to meet regulations, which, Colin, would include both substrate content as well as value-add content.

Answer – Brian J. Kesseler: And overall system content all the way up in the engine activity, which is again what — another great opportunity for the powertrain technology business.

Question – Colin Langan: Got it. And then just lastly, the plant relocation issues. What is the timing of those sort of finishing and then actually being a benefit? That second half we should see.

Answer – Brian J. Kesseler: Yes, that program begins launching at the very beginning of Q3 and then has kind of steps in different programs that come in throughout the second half. So the cost and the launch — the relocation and launch cost will go away at the launch. I mean, we are basically going from the plant that used to supply to 2 new plants as we reposition for better total delivered cost for the system. And we also had to put in 2 new paint systems with new corrosion requirements. And so paint systems can get a little tricky to run them in, for those that are familiar with it. And so that’s what we’ll be doing — that’s what we did in the first quarter. We’ll be doing obviously through this quarter too and then be ready for start of production.

Answer – Operator: The next question will be from John Sykes of Nomura.

Answer – John Sykes: A question for you. Looking back at Slide 10, what — if we take that from hybrid digitalization to full electrification, does that entire piece come out?

Answer – Brian J. Kesseler: When you get to full electrification, there’s no aftertreatment required at all. So that’s from a content per vehicle would come out of the entire vehicle. But if you look at where the growth is, and I think if you look at the end — the last slide with the projections through 2030, you can see that — or that’s 2025. But in a previous discussion, we had, primarily at the Federal-Mogul acquisition announcement, through 2030, only 13% of the vehicles built around the globe are forecasted to be full battery electric vehicles. So if you — kind of just due to the growth rate, there’s still more light vehicle powertrains that are hybrids and ICE than are being built today.

Answer – John Sykes: Right, right. I realize it’s a long way off. But everybody thinks long term in terms of what the business would look like if we get to a point where electrification is 50%. But I suppose the flip argument is the install base, right, because the aftermarket is (inaudible)?

Answer – Brian J. Kesseler: For sure. The other thing we have done in the past — now this is specific to the Clean Air side. Even at a 50% full install rate by 2030, the Clean Air business will outgrow light vehicle production. And what’s driving that is, one, the content, obviously, on the ICEs and hybrids that are — that remain in the other 50%. But also don’t forget, the commercial truck off- highway business has huge growth coming between now and that time with new powertrains coming under regulations, specifically in the APAC region. And in the new company, 25% of the revenue today already is not related to light vehicle. So lot of great opportunity in the combined perspective for the powertrain technology business to go get even more of their revenue and earnings off of non-light vehicle.

Answer – John Sykes: Right. Let me ask this. Is — If you took the — just taking the installed base, and let’s just say, government regulations changed to the point where they wanted the installed base to be more emissions efficient. Do you have a product like that could be put on the car to achieve that on the cars that are already out there that basically are pretty emissions-inefficient?

Answer – Brian J. Kesseler: Well, I mean, technically, you could take our Euro 6 and Tier 3 content and retrofit it. I mean, that would be an outstanding event if it happened.

Answer – Jason M. Hollar: Having said, John, that the engineering and the resulting performance characteristics of the vehicle would probably not work. In fact, if there is a desire to, I’m going to call it, clean up older versions of aftertreatment, the more efficient way to do it would be for governments to incent scrappage programs or something to get the older vehicles off the market as opposed to try and do a retrofit.

Answer – John Sykes: Okay, I got it. Because the retrofit would be.

Answer – Brian J. Kesseler: It would be pretty expensive.

Answer – John Sykes: It would be too expensive. The other question I had just with the Ford announcement, does that have any impact on you guys or Federal-Mogul?

Answer – Brian J. Kesseler: We have a pretty limited — more of our North America business is tilted towards SUVs, CUVs and trucks. So we’re balanced over 80% that way. And that — the Ford business represents something very similar. The focus is remaining — the Mustang’s remaining, and we’ve good relationships with them on the truck and SUV platform. So minimal impact to us.

Answer – Operator: The next question will be from Armintas Sinkevicius of Morgan Stanley.

Answer – Armintas Sinkevicius: When we think about the entity as it will look like after the close of the transaction, assuming all goes well, what — any sense on how Federal-Mogul performed in the first quarter? Just that will make up more than half of the company and just trying to get a sense of how the company is — looks in aggregate at the moment.

Answer – Kenneth R. Trammell: Yes. So they’re still a private company. And so we, obviously, don’t have good visibility into what their results look like and certainly don’t have anything that we can talk about or release on now. That being said, obviously, we’re looking forward to the opportunity to combine them because we see a lot of opportunity with the synergies, with the other things that we’ve talked about on our call today to improve their performance and to — in combining with us to improve the combined performance. So we’re really more focused on the future.

Answer – Armintas Sinkevicius: Okay. And then can you provide an update on how much remains for antitrust?

Answer – Kenneth R. Trammell: So I think there was — it’s about the same as what we said in the fourth quarter. So there’s probably around $90 million left. And what we recorded for the reserve in the second quarter last year, we did say that we anticipated being able to get that complete by the end of this year. Obviously, we’re not anxious to poke folks who haven’t asked us yet, but we’ll continue to work on the ones that we can work with to try and get things resolved.

Answer – Operator: The next question will be from Brian Sponheimer of Gabelli & Company.

Analyst: Brian C. Sponheimer, G. Research, LLC—Research Analyst

Question – Brian C. Sponheimer: First question, I know it’s only been 2.5 weeks. Any idea about management teams for the particular businesses and where they’ll be primarily coming from?

Answer – Brian J. Kesseler: Yes, our goal, Brian, is that we’re going to put a line on the end of Q3 to have that fully vetted and driven out. So that’s still kind of a work in process.

Question – Brian C. Sponheimer: Okay. And then just on the operations. You got the major truck changeover. Is there any change in incremental content per vehicle going to the new platform?

Answer – Jason M. Hollar: I don’t think a lot on that particular platform.

Question – Brian C. Sponheimer: Okay’s. I guess, last one. If — granted it’s obviously only one platform. But give that you have the chance to kind of launch it from scratch, would you think that the profitability of this platform would be better just because of you’re able to design in your own manufacturing operations a little bit better?

Answer – Brian J. Kesseler: Yes. And where we’re putting the programs is better situated, and this particular platform is indexed already for steel commodity.

Answer – Operator: The next question will come from Tom [Banderoski] of Brown Advisory.

Analyst: Unidentified Analyst,

Question – Unidentified Analyst: Any more discussion on what the pro forma cap structures would look out for the separate entities? Would you align some of the longer-dated assets with some of the longer-dated liabilities? Anything along those lines?

Answer – Kenneth R. Trammell: Yes, I mean, so Tom, normally, I guess, when you announce a spend, you’ve owned assets for a longer of period of time than we have. So you’ve been able to have a little bit of time to do the planning. We — given, when we talked about it on the call here a couple of weeks ago, we’ve given some information just, but I’ll call it, at the 30,000-foot level of what we’re anticipating. The business cycle, if you think about — or the aftermarket ride performance business is a bit more stable because of the significant aftermarket revenue that it will generate. So we said that, that will probably leverage a bit higher than the powertrain technology business, which obviously has mostly original equipment or essentially all original equipment content and has a little bit more of a cyclical nature to it. So that’s about as far as we have gone. I mean, obviously, we’ll look very closely at total liabilities to make sure that we do a very good job of setting both companies up to be successful on a go-forward basis. And as we get more information about it, as we’re able to be more specific, we’ll certainly start getting that information out.

Answer – Operator: The next question will come from Joe Spak of RBC Capital Markets.

Analyst: Joseph Robert Spak, RBC Capital Markets, LLC, Research Division—Analyst

Question – Joseph Robert Spak: Would just — I guess, sort of more of a technical question or anything. But with the change in segments, was there also a change in sort of how you allocated some of the costs? Because if I look at sort of the like the leftover sort of other, it seems like it was higher year-over-year and then also, it looks like maybe the first quarter was restated. So I just want to understand what — was there something going on there? Or what — why or otherwise, why was the corporate allocations so high?

Answer – Kenneth R. Trammell: Yes, there were some small differences and changes with how we allocated some of the corporate overhead. Certainly, when the Q comes out, you will see the more detailed changes in different cost assumptions that (inaudible), so you can answer more of those questions.

Answer – John Sykes: Okay. And then just as we think about the pending combination and then with the sort of realignment in these segments. So on remain quo, that will be the new global OE Clean Air business, plus the powertrain stuff becomes sort of Federal-Mogul and then the other 2 segments go to Spinco plus the Fed-Mogul aftermarket. Are you going to sort of keep this sort of reporting? Or should we expect another sort of change in how you’re going to report in a couple of months?

Answer – Brian J. Kesseler: Yes, at combination, our intent is to keep Clean Air, (inaudible), Clean Air and then powertrain separated, and then we’ll have the 2 segments that we’re now talking about, Ride Performance and Aftermarket with their Motorparts. Eventually, for sure, I think on the Motorparts side, there’ll be some realignment because the Motorparts business and Federal-Mogul also has OE content in it. And so we’ve got to work through exactly what the right way to look at and manage that businesses, and that obviously that drives how we’ll report out to the public on those parts of the business.

Answer – John Sykes: Okay. And then just last one. I know it’s still sort of early days. But on the initial call, you sort of highlighted that Federal-Mogul had some underperforming aftermarket areas or products. Were you able to like learn any more (inaudible) provide any more sort of disclosure there or sort of what some opportunities for — to get to those products up to maybe sort of your aftermarket levels are?

Answer – Brian J. Kesseler: Yes, I think, as with any business that has got multiple product lines, are some that do fare here pretty well, and there are some others that are underperforming. As we’re identifying where those are as we kind of dig in a little bit deeper, we’ll obviously be looking for the opportunities to get those — get the profitability on those back where we like seeing it. And also if there are some that just aren’t very well positioned, from a portfolio perspective, all options are open. So that’s where we’ve got to go take a look at.

Answer – Operator: (Operator Instructions) And I’m showing no additional questions. We will conclude the question-and-answer session. I would like to hand the conference back to Linae Golla for any closing remarks.

Answer – Linae Golla: Thank you. This concludes our call. An audio replay will be available on our website in about an hour. You can also access a recording of this call by telephone. The playback information is available in our press release. Thank you for joining us today.

Answer – Operator: Ladies and gentlemen, the conference has concluded. Thank you for attending today’s presentation. At this time, you may disconnect your lines.

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Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this communication that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events and (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. These forward-looking statements are included in various sections of this communication and the words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” and similar expressions (and variations thereof) are intended to identify forward-looking statements. Forward-looking statements included in this communication concern, among other things, the proposed acquisition of Federal-Mogul LLC and related separation transactions, including the expected timing of completion of the proposed acquisition and spin-off; the benefits of the proposed acquisition and spin-off; the combined and separated companies’ respective plans, objectives and expectations; future financial and operating results; and other statements that are not historical facts. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements, including the risk that the acquisition transaction may not be completed in a timely manner or at all due to a failure to satisfy certain closing conditions, including any stockholder or regulatory approval or the failure to satisfy other conditions to completion of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; the outcome of any legal proceeding that may be instituted against the Company and others following the announcement of the transactions; the combined company may not complete the separation of the Aftermarket & Ride Performance business from the Powertrain Technology business (or achieve some or all of the anticipated benefits of such a separation); the proposed transactions may have an adverse impact on existing arrangements with the Company or Federal-Mogul, including those related to transition, manufacturing and supply services and tax matters; the amount of the costs, fees, expenses and charges related to the transactions may be greater than expected; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the risk that the benefits of the transactions, including synergies, may not be fully realized or may take longer to realize than expected; the risk that the transactions may not advance the combined or separated companies’ respective business strategy; the risk that the combined company may experience difficulty integrating or separating all employees or operations; the potential diversion of the Company’s management’s attention resulting from the proposed transactions; as well as the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”). Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Unless otherwise indicated, the forward-looking statements in this communication are made as of the date of this communication, and, except as required by law, the Company does not undertake any obligation, and disclaims any obligation, to publicly disclose revisions or updates to any forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Federal-Mogul, LLC, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or other document(s) that the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, FEDERAL-MOGUL AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement and other relevant materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company via the Company’s Investor Relations section of its website at investors.tenneco.com or by contacting Investor Relations by directing a request to the Company, Attention: Investor Relations, 500 North Field Drive in Lake Forest, Illinois, 60045 or by calling (847) 482-5162.

Certain Information Regarding Participants

The Company and its respective directors and executive officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, and any interest they have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2018, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 28, 2018. You may obtain these documents (when they become available) free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at the Company.

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This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.